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                                                                   Exhibit 5.2


                                January 24, 1994





Smith's Food & Drug Centers, Inc.
1550 South Redwood Road
Salt Lake City, UT  84104

            Re: Smith's Food & Drug Centers, Inc. -- Pass Through Certificates; Shelf Registration

Ladies and Gentlemen:

        We have acted as counsel to Wilmington Trust Company, a Delaware banking corporation ("WTC"), in connection with the Pass Through Trust Agreement, dated as of December 21, 1993 (the "Agreement"), between WTC, as pass through trustee (the "Trustee") and Smith's Food & Drug Centers, Inc. (the "Lessee"). Pursuant to the Agreement, the Trustee will issue Pass Through Certificates in one or more series (the "Pass Through Certificates"), to be registered with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), by a Registration Statement on Form S-3, as amended (the "Registration Statement"). This opinion is furnished pursuant to your request. Capitalized terms used herein and not otherwise defined are used as defined in the Agreement, except that reference herein to any document shall mean such document as in effect on the date hereof.

        We have examined originals or copies of the Agreement, the Pass Through Certificates, the Registration Statement and originals or copies of such other documents and such corporate records, certificates and other statements of governmental officials and corporate officers and other representatives of the corporations or entities referred to herein as we have deemed necessary or appropriate for the purposes of this opinion. Moreover, as to certain facts material to the opinions expressed herein, we have relied upon representations and warranties contained in the documents referred to in this paragraph.

        Based upon the foregoing and upon an examination of such questions of law as we have considered necessary or appropriate, and subject to the assumptions, exceptions and qualifications set forth below, we advise you that, in our opinion:

        1. The Agreement has been duly authorized, executed and delivered by the Trustee.
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Smith's Food & Drug Centers, Inc.
January 24, 1994
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        2.     The execution, issuance, delivery and authentication by the
Trustee of the Pass Through Certificates have been duly authorized by the Trustee.

        3. With respect to the Pass Through Certificates of each series, when (a) the Trust Supplement establishing the terms of the Pass Through Certificates of such series and forming the related Trust shall have been duly authorized, executed and delivered by Lessee and the Trustee in accordance with the terms and conditions of the Agreement and (b) the Pass Through Certificates of such series shall have been duly executed, authenticated, issued and delivered by the Trustee and sold as contemplated by each of the Registration Statement, the Prospectus contained in the Registration Statement (the "Prospectus"), the supplement or supplements to the Prospectus relating to the Pass Through Certificates of such series, the Agreement and the related Trust Supplement, (i) the Agreement, as supplemented by the related Trust Supplement, will constitute a valid and binding obligation of the Trustee, enforceable against the Trustee in accordance with its terms and (ii) the Pass Through Certificates of such series will be validly issued and will be entitled to the benefits of the Agreement and the related Trust Supplement.

        4. Under currently applicable Delaware law (i) the Trusts will not be subject to any tax (including without limitation, net or gross income, tangible or intangible property, net worth, capital, franchise or doing business tax), fee or other governmental charge under the laws of the State of Delaware or any political subdivision thereof and (ii) Certificate Owners that are not residents of or otherwise subject to tax in the State of Delaware will not be subject to any tax (including, without limitation, net or gross income, tangible or intangible property, net worth, capital, franchise or doing business tax), fee or other governmental charge under the laws of the State of Delaware or any political subdivision thereof as a result of purchasing, holding (including receiving payments with respect to) or selling a Pass Through Certificate.


        The foregoing opinions are subject to the following assumptions, exceptions and qualifications:

        A. We are admitted to practice law in the State of Delaware and we do not hold ourselves out as being experts on the law of any other jurisdiction. The foregoing opinions are limited to the laws of the State of Delaware and the federal laws of the United States of America governing the banking or trust powers of WTC, except that we express no opinion with respect to (i) federal securities laws, including the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the Investment Company Act of 1940, as amended, and the Trust Indenture Act of 1939, as amended, (ii) state securities or blue sky laws or (iii) laws, rules and regulations applicable to the particular nature of the property acquired by the Lessee. Insofar as the foregoing opinions relate to the validity and enforceability of the Agreement, each Trust Supplement and each series of Pass Through Certificates expressed to be governed by the laws of the State of New York,
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Smith's Food & Drug Centers, Inc.
January 24, 1994
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we have assumed that each such document is legal, valid, binding and enforceable in accordance with its terms under such laws (as to which we express no opinion).

        B.     The foregoing opinions regarding enforceability are subject to
(i) applicable bankruptcy, insolvency, moratorium, reorganization, receivership, fraudulent conveyance and similar laws relating to or affecting the enforcement of the rights and remedies of creditors generally, and (ii) principles of equity (regardless of whether considered and applied in a proceeding in equity or at law).

        C. We have assumed that all signatures (other than signatures of officers of WTC) on documents examined by us are genuine, that all documents submitted to us as originals are authentic and that all documents submitted to us as copies or specimens conform with the originals, which facts we have not independently verified.

        D. We have assumed that the Trusts referred to in paragraph 3 will not be taxable as corporations, but will be classified as grantor trusts under subpart E, part 1 of Subchapter J of the Code.

        E. We have assumed that Lessee has or will have full power, authority and legal right to execute, deliver and perform the Agreement and each Trust Supplement and that the Agreement and each Trust Supplement has been or will be duly authorized, executed and delivered by Lessee.

        We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the headings "Certain Delaware Taxes" and "Legal Matters" in the Prospectus filed as part of the Registration Statement. In giving the foregoing consent, we do not thereby admit that we come within the category of Persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder. Except as stated above, without our prior written consent, this opinion may not be furnished or quoted to, or relied upon by, any other Person or for any other purpose.

                                   Very truly yours,

                                   /s/ Richards, Layton & Finger




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